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                                                                    EXHIBIT 11.1

                        CONCENTRIC NETWORK CORPORATION

                STATEMENT REGARDING THE COMPUTATION OF NET LOSS
                       AND PRO FORMA NET LOSS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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                                                                          THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                             SEPTEMBER 30,              SEPTEMBER 30,
                                                                      -------------------------  ---------------------------
                                                                          1997         1996         1997           1996
                                                                      ----------    -----------  ----------     -----------
Net loss..........................................................    $   (14,218)  $  (14,473)  $  (41,803)    $  (40,273)
Shares used in the net loss per share computation:
  Weighted average shares of common stock outstanding.............      9,733,053    1,392,000    2,916,000      1,384,000
Shares related to Staff Accounting Bulletin Topic 4D
     Cheap stock..................................................             --      653,000      489,000        653,000
                                                                      -----------   ----------   ----------     ----------
Shares used in net loss per share computation.....................      9,733,053    2,045,000    3,405,000      2,037,000
                                                                      ===========   ==========   ==========     ==========
Net Loss per Share................................................    $     (1.46)  $    (7.08)  $   (12.28)    $   (19.77)
                                                                      ===========   ==========   ==========     ==========
Calculation of shares outstanding for computing pro forma net loss per share:
Shares used in computing historical net loss per share (from
 above)...........................................................      9,733,053    2,045,000    3,405,000      2,037,000
Adjustments to reflect the effect of the assumed conversion of
 convertible preferred stock from the date of issuance............      1,918,198    3,776,000    5,534,000      2,943,000
                                                                      -----------   ----------   ----------     ----------
Shares used in computing pro forma net loss per share.............     11,651,251    5,821,000    8,939,000      4,980,000
Pro forma net loss per share......................................    $     (1.22)  $    (2.49)  $    (4.68)    $    (8.09)
                                                                      ===========   ==========   ==========     ==========
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